EXHIBIT 11.1

CALCULATION OF WEIGHTED AVERAGE FOR THE PERIOD ENDED JUNE 30, 2001


BEGINNING
BALANCE                                                   44,099,333

DATE             NO OF SHARES       CONTRIBUTION TO
                 ISSUED             WEIGHTED AVERAGE      ENDING BALANCE
------           ------------       ----------------      --------------

Feb. 26, 2001    3,300,000          2,260,773             46,360,106
Mar. 15, 2001    4,800,000          2,837,569             49,197,675
Jun. 26, 2001    2,773,523             71,129             49,268,805




Net Loss for the period:  935,321

Weighted average shares:  49,268,805

Net Loss per share:  $(0.02)